Exhibit 10.1

EXECUTION COPY

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) dated October 7, 2016 by and among Snap Interactive, Inc., a Delaware corporation (“Parent”), Jason Katz, as representative (the “Company Representative”) for the former shareholders of A.V.M. Software, Inc., a New York corporation (“Company”), listed on Schedule A hereto and Corporate Stock Transfer, Inc., as escrow agent (in such capacity, the “Escrow Agent”).

RECITALS:

A. Parent, SAVM Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Company and Company Representative are parties to an Agreement and Plan of Merger dated as of September 13, 2016 (the “Merger Agreement”) pursuant to which Merger Sub has merged with Company, with Company being the surviving entity of such merger. Pursuant to the Merger Agreement, Parent is to be indemnified in certain respects. The parties desire to establish an escrow fund as collateral security for the indemnification obligations of the Company Indemnitees under Article 9 of the Merger Agreement. The Company Representative has been designated pursuant to the Merger Agreement to represent all of the Company Indemnitees, and to act on their behalf for purposes of such indemnification obligations and this Agreement. Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

B. Pursuant to the Merger Agreement, the parties to the Merger Agreement have agreed that 18,000,000 shares of the common stock of Parent (the “Parent Common Stock”) to be issued to the Company Indemnitees pursuant to the Merger Agreement will be deposited in escrow in accordance with the terms of this Agreement to secure the Company Indemnitees’ indemnification obligations under Article IX of the Merger Agreement (such shares, which shall be subject to adjustment for stock splits, reverse stock splits and stock dividends, are referred to as the “Escrow Shares”).

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein and in the Merger Agreement, it is hereby agreed as follows:

1. Deposit in Escrow.

(a) Concurrently with the execution hereof, Parent has instructed its transfer agent (the “Transfer Agent”) to deliver to the Escrow Agent, to be held in escrow pursuant to the terms of this Agreement, stock certificates representing the Escrow Shares issued in the name of “Corporate Stock Transfer, Inc. as Escrow Agent under agreement dated October 7, 2016”, to be held and administered as provided herein for the benefit of the Company Indemnitees as specified in Schedule A attached hereto. The Escrow Shares so delivered by the Transfer Agent to the Escrow Agent shall be held by the Escrow Agent in a segregated trust account (the “Escrow Account”) under the control of the Escrow Agent.

(b) The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the assets on deposit in the Escrow Account pursuant to the terms and conditions hereof. The Escrow Agent shall hold the Escrow Account as a trust account in accordance with the terms of this Agreement. The Escrow Agent’s duties hereunder shall terminate upon its distribution of the entire Escrow Account in accordance with this Agreement.

(c) Except as herein provided, the Company Indemnitees shall retain all of their rights as stockholders of Parent with respect to the Escrow Shares during the period the Escrow Shares are held by the Escrow Agent (the “Escrow Period”); provided, however, that with respect to the Escrow Shares held in the Escrow Account, the right to vote such Escrow Shares shall be exercised solely by the Company Representative in his discretion.

(d) During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares (“Cash Dividends”) and all dividends payable in stock or other non-cash property, including shares issued upon a stock split (“Non-Cash Dividends”), shall each be delivered to the Escrow Agent to hold in the Escrow Account in accordance with the terms hereof. As used herein, the term “Escrow Account” shall be deemed to include the Cash Dividends and Non-Cash Dividends distributed thereon, if any.

(e) During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares in the Escrow Account. During the Escrow Period, no Company Indemnitee shall pledge or grant a security interest in such Company Indemnitee’s shares of Parent Common Stock included in the Escrow Account or grant a security interest in such Company Indemnitee’s rights under this Agreement.

2. Distribution of the Escrow Shares.

(a) Parent, acting through at least two (2) members of the Committee, may make a claim for indemnification pursuant to the Merger Agreement (“Indemnification Claim”) against the Escrow Account by giving notice in the form attached hereto as Exhibit A (a “Notice”) to the Company Representative (with a copy to the Escrow Agent) specifying (i) the covenant, representation, warranty, agreement, undertaking or obligation contained in the Merger Agreement which it asserts has been breached or otherwise entitles Parent to indemnification, (ii) in reasonable detail, the nature and dollar amount of any Indemnification Claim, (iii) whether the Indemnification Claim results from a Third Party Claim against Parent or Company and (iv) the number of Escrow Shares to be delivered to Parent in respect of such Indemnification Claim.

(b) If the Company Representative gives a notice in the form attached hereto as Exhibit B to the Escrow Agent in accordance with Section 9.2 of the Merger Agreement (with a copy to the Committee) (a “Counter Notice”), within 30 days following the date of receipt (as specified in the Committee’s certification) by the Company Representative of a copy of the Notice, disputing that all or a portion of the Indemnification Claim is indemnifiable under the Merger Agreement, the Committee and the Company Representative shall attempt to resolve such dispute by voluntary settlement as provided in Section 2(c) below and in accordance with Section 9.2 of the Merger Agreement. If no Counter Notice with respect to an Indemnification Claim is received by the Escrow Agent from the Company Representative within such 30-day period, the Indemnification Claim shall be deemed to be an Established Claim (as hereinafter defined) for purposes of this Agreement.

(c) If the Company Representative delivers a Counter Notice to the Escrow Agent (with a copy to the Committee) in accordance with Section 9.2 of the Merger Agreement, the Committee and the Company Representative shall, during the period of 30 days following the delivery of such Counter Notice or such greater period of time as the parties may agree to in writing (with a copy to the Escrow Agent), attempt to resolve the dispute with respect to which the Counter Notice was given through good faith negotiations in accordance with Section 9.2(d)(i) of the Merger Agreement. If the Committee and the Company Representative reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to the Escrow Agent specifying the terms thereof.

(d) If the Committee and the Representative cannot resolve a dispute through good faith negotiations prior to expiration of the 30-day period referred to in Section 2(c) above (or such longer period as the parties may have agreed to in writing), then such dispute shall be subject to resolution in accordance with Sections 9.2(d)(ii) and (iii) of the Merger Agreement.

(e) As used in this Agreement, “Established Claim” means any (i) Indemnification Claim deemed established pursuant to the last sentence of Section 2(b) above, (ii) Indemnification Claim resolved in favor of Parent by settlement pursuant to Section 2(c) above, resulting in an award to Parent, (iii) Indemnification Claim established pursuant to Section 2(d) above, resulting in an award to Parent, (iv) Third Party Claim that has been sustained by a final determination (after exhaustion of any appeals) of a court of competent jurisdiction, or (v) Third Party Claim that the Committee and the Company Representative have jointly notified the Escrow Agent has been settled in accordance with the provisions of the Merger Agreement or otherwise.

(f) Promptly after an Indemnification Claim becomes an Established Claim, the Committee (acting by at least two (2) members thereof) and the Company Representative shall jointly deliver a notice to the Escrow Agent in the form attached hereto as Exhibit C (a “Joint Notice”) directing the Escrow Agent to transfer and deliver to Parent (or its designee as specified in the Notice), and the Escrow Agent promptly shall transfer and deliver to Parent (or its designee as specified in the Notice), the number of Escrow Shares (or other assets in the Escrow Account as the Joint Notice shall specify) (or, if at such time there remains in the Escrow Account less than the full number of Escrow Shares or other assets specified in the Joint Notice, the assets remaining in the Escrow Account).

(g) Payment of an Established Claim shall be made only from the Escrow Account. However, in no event shall the Escrow Agent be required to calculate or make a determination of the number of Escrow Shares or other assets to be delivered to Parent in satisfaction of any Established Claim; rather, such calculation and determination shall be included in and made part of a Notice or Joint Notice delivered to the Escrow Agent. The Escrow Agent shall transfer to Parent (or its designee as specified in the Joint Notice) out of the Escrow Account that number of Escrow Shares or other assets necessary to satisfy each Established Claim, as set out in the applicable Notice or Joint Notice. Any dispute between the Committee and the Company Representative concerning the calculation of the number of Escrow Shares or other assets necessary to satisfy any Established Claim, or any other dispute regarding a Joint Notice, shall be resolved between the Committee and the Company Representative in accordance with Section 9.2(d) of the Merger Agreement, and shall not involve the Escrow Agent. Each transfer of Escrow Shares in satisfaction of an Established Claim shall be made by the Escrow Agent delivering, or causing the delivery, to Parent (or its designee as specified in the Joint Notice) certificates registered in the name of Parent (or such other name as shall be specified in the Joint Notice) evidencing the aggregate number of shares specified in the applicable Notice or Joint Notice. The parties hereto (other than the Escrow Agent) agree that the foregoing right to make payments of Established Claims in shares of Parent Common Stock may be made notwithstanding any other agreements restricting or limiting the ability of any Company Indemnitee to sell any shares of Parent stock or otherwise. The Committee and the Company Representative shall be required to exercise utmost good faith in all matters relating to the preparation and delivery of each Notice or Joint Notice.

3. Escrow Termination Date.

(a) Not less than five Business Days prior to the occurrence of the Escrow Termination Date, Parent shall deliver written notice to the Escrow Agent of the date of the Escrow Termination Date.

(b) On the first Business Day after the Escrow Termination Date, upon receipt of a Joint Notice, the Escrow Agent shall distribute and deliver to the Transfer Agent (a) certificates representing the original number of Escrow Shares in the Escrow Account and other assets in the Escrow Account (b) less the sum of (i) the number of Escrow Shares and value of other assets applied in satisfaction of Indemnification Claims made prior to that date and (ii) the number of Escrow Shares and value of other assets in the Pending Claims Reserve (in each case, subject to adjustment for stock splits, reverse stock splits and stock dividends), and it shall be the responsibility of the Company Representative and the Transfer Agent to issue and distribute such shares to the Company Indemnitees. If, at such time, there are any Indemnification Claims with respect to which Notices have been received but which have not been resolved pursuant to Section 2 hereof or in respect of which the Escrow Agent has not been notified of, and received a copy of, a final determination (after exhaustion of any appeals) by a court of competent jurisdiction, as the case may be (in either case, “Pending Claims”), and which, if resolved or finally determined in favor of Parent, would result in a payment to Parent, the Escrow Agent shall retain in the Pending Claims Reserve that number of Escrow Shares having a value (determined pursuant to Section 9.2(b) of the Merger Agreement) equal to the dollar amount for which indemnification is sought in such Indemnification Claim. The Joint Notice will include the value to be used in calculating the Pending Claims Reserve and the number of Escrow Shares to be retained therefor. Thereafter, if any Pending Claim becomes an Established Claim, the Committee and the Company Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to deliver to Parent (or its designee as specified in the Joint Notice) the number of Escrow Shares in the Pending Claims Reserve in respect thereof determined in accordance with Section 2 above and to deliver to Transfer Agent the remaining Escrow Shares in the Pending Claims Reserve allocated to such Pending Claim, all as specified in a Joint Notice, and it shall be the responsibility of the Company Representative and the Transfer Agent to issue and distribute such Escrow Shares to the Company Indemnitees. If any Pending Claim is resolved against Parent, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to deliver to the Transfer Agent the number of Escrow Shares allocated to such Pending Claim in the Pending Claims Reserve, and it shall be the responsibility of the Company Representative and the Transfer Agent to issue and distribute such shares to the Company Indemnitees.

(c) As used herein, the “Pending Claims Reserve” shall mean, at the time any such determination is made, that number of Escrow Shares of Parent Common Stock in the Escrow Account having a value (determined pursuant to Section 9.2(b) of the Merger Agreement) equal to the sum of the aggregate dollar amounts claimed to be due with respect to all Pending Claims (as shown in the Notices of such Claims).

(d) As used herein, the “Escrow Termination Date” shall mean the date that is sixty (60) days after the date on which Parent files with the SEC its audited consolidated financial statements for the fiscal year ended December 31, 2016.

4. Cooperation and Good Faith; Voting.

(a) The Escrow Agent, the Committee and the Company Representative shall cooperate in all respects with one another in good faith in the calculation of any amounts determined to be payable to Parent and the Company Indemnitees in accordance with this Agreement and in implementing the procedures necessary to effect such payments.

(b) If the Escrow Agent receives from Parent or any other person any proxy materials or other information relating to a vote to be taken with respect to Parent common stock, the Escrow Agent shall promptly furnish copies of such materials to the Company Representative and the Company Representative shall vote all Escrow Shares, whether in person or by proxy, in such manner as the Company Representative shall instruct the Escrow Agent in writing.

5. Escrow Agent Responsibilities.

(a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto. Upon or before the execution of this Agreement, the Committee and the Company Representative shall deliver to the Escrow Agent authorized signers’ lists in the form of Exhibit D-1 and Exhibit D-2 to this Agreement.

(c) The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment to Parent pursuant to the terms of this Agreement or, if such notice is disputed by the Committee or the Company Representative, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to Parent the amount specified in such notice, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

(d) The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 5(f), below, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e) The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Account to a successor escrow agent appointed jointly by the Committee and the Company Representative.

(f) The Escrow Agent shall be indemnified and held harmless by Parent from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Account held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Upon request by the Escrow Agent, Parent shall advance funds in an amount sufficient to pay such expenses of the Escrow Agent; provided, however, that the Escrow Agent shall repay any amount advanced by Parent (i) that exceeds the Escrow Agent’s actual expenses or (ii) in the event that it is ultimately determined that the Escrow Agent is not entitled to indemnification under this Agreement. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing.

(g) The Escrow Agent shall be entitled to reasonable compensation from Parent for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from Parent for all reasonable expenses incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(h) From time to time on and after the date hereof, the Committee and the Company Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(i) Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6. This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Merger Agreement.

7. This Agreement shall inure to the benefit of and be binding upon the parties (including the Committee) and their respective heirs, successors, assigns and legal representatives, shall be governed by and construed in accordance with the law of Delaware applicable to contracts made and to be performed therein. This Agreement cannot be changed or terminated except by a writing signed by Parent (by a member of the Committee), the Company Representative and the Escrow Agent.

8. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. Each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the foregoing New York State court or, to the fullest extent permitted by applicable Law, the foregoing Federal court. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9 hereof.

9. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and duly delivered: (i) when delivered (or delivery was properly tendered) by hand; (ii) when delivered (or delivery was properly tendered) by the addressee if sent by a nationally recognized overnight courier; or (iii) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, if the original of such notice was duly transmitted in accordance with (i) or (ii) of this Section 9 or transmitted by certified mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9:

A.	If to the Committee, to: Snap Interactive, Inc. 320 W. 37th Street, 13th Floor New York, N.Y. 10018 Attention: Alex Harrington Email: alex@snap-interactive.com
Telephone: 212-967-5120 ext. 113

With a copy to (which will not constitute notice to the Committee):

Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, TX 75219-7672
Attention: Gregory R. Samuel
Email: Greg.Samuel@haynesboone.com

Telephone: 214-651-5645

B.	If to the Company Representative, to:

A.V.M Software, Inc. 122 East 42nd Street New York, NY Attention: Jason Katz Email: jkatz@paltalk.com
Telephone: 212-520-7000

With a copy to (which shall not constitute notice to the Company Representative):

Pryor Cashman LLP

7 Times Square, 39th Floor

New York, New York 10036

Attention: Eric B. Woldenberg, Esq.

Email: ewoldenberg@pryorcashman.com

Telephone: 212-326-0865

C.	If to the Escrow Agent, to:

Corporate Stock Transfer, Inc. 3200 Cherry Creek South Drive, Suite 430 Denver, Colorado 80209

Attention: Carylyn Bell
Email: cbell@corporatestock.com

Telephone: 303-282-4800

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

10. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

[Signatures are on following page]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

PARENT: SNAP INTERACTIVE, INC.

By:	/s/ Alexander Harrington
Name:	Alexander Harrington
Title:	Chief Executive Officer

ESCROW AGENT: CORPORATE STOCK TRANSFER, INC.

By:	/s/ Carylyn Bell
Name:	Carylyn Bell
Title:	President
COMPANY REPRESENTATIVE:
By:	/s/ Jason Katz
Name:	Jason Katz